EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, REEHL & WILLIAMSON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of (i) our report dated April 11, 2005 with respect to the 2005 consolidated financial statements and financial statement schedule of REMEC, Inc. and (ii) our report dated May 27, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of REMEC, Inc.:

(1)	Registration Statement (Form S-3 No.’s 333-114170, 333-111409, 333-106767, 333-31428, 333-83827, 333-46891, 333-45595, 333-45353, 333-45357, 333-30803 and 333-25437) of REMEC, Inc.,

(2)	Registration Statement (Form S-4 No.’s 333-90882, 333-74085, 333-27023 and 333-05343333-00000) of REMEC, Inc., and

(3)	Registration Statement (Form S-8 No.’s 333-108279, 333-102260, 333-98343, 333-67100, 333-67102, 333-37191, 333-37193, 333-04224, 333-16687, 333-27353, 333-23705) pertaining to the Employee Stock Purchase Plan, Spectrian 1992 Stock Plan, as amended, Spectrian 1994 Director Option Plan, as amended, Spectrian 1998 NonStatutory Stock Option Plan, as amended, Spectrian 1998 Employee Stock Plan, as amended, Non-Plan Options, Employee Stock Purchase Plan, Equity Incentive Plan and Employee Stock Purchase Plan of REMEC, Inc., C&S Hybrid, Inc. 1996 Equity Incentive Plan, Equity Incentive Plan and Employee Stock Purchase Plan, Magnum Microwave Corporation 1990 Employee Stock Option Plan and 1996 Nonemployee Directors Stock Option Plan, REMEC, Inc. Profit Sharing 401(k) Plan, Radian Technology, Inc. 1987 Stock Option Plan.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California

May 31, 2005